Exhibit 99.1

VISTA GATHERING ASSETS

Combined Financial Statements

December 31, 2015, 2014 and 2013

(With Independent Auditors’ Report Thereon)

VISTA GATHERING ASSETS

Independent Auditors’ Report

The Board of Managers and Members

Vantage Energy, LLC and Vantage Energy II, LLC:

We have audited the accompanying combined financial statements of the Vista Gathering Assets, which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of income, changes in members’ equity, and cash flows for each of the years in the three year period ended December 31, 2015 and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Vista Gathering Assets as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2015, in accordance with U.S. generally accepted accounting principles.

Emphasis of a Matter

The Vista Gathering Assets rely on capital from its owners, Vantage Energy, LLC and Vantage Energy II, LLC (the Owners), and the Vista Gathering Assets are included as collateral in the Owner’s credit agreements. See note 7 Liquidity. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Denver, Colorado

May 10, 2016

VISTA GATHERING ASSETS

Combined Balance Sheets

December 31, 2015 and 2014

	2015	2014
Current assets:
Accounts receivable – affiliates	$4,091,830	2,697,593
Gathering systems	129,635,405	110,420,150
Less accumulated depreciation	(10,850,106)	(4,833,308)

Gathering systems, net	118,785,299	105,586,842
Water investment, net of surcharges refunded	1,345,862	—
Less accumulated amortization	(21,065)	—

Water investment, net	1,324,797	—

Total assets	$124,201,926	108,284,435

Current liabilities:
Accounts payable and accrued liabilities	$6,317,524	8,572,819
Asset retirement obligations	292,287	283,501

Total liabilities	6,609,811	8,856,320
Commitments and contingencies
Net investment	117,592,115	99,428,115

Total liabilities and net investment	$124,201,926	108,284,435

See accompanying notes to combined financial statements.

VISTA GATHERING ASSETS

Combined Statements of Income

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Revenue from affiliates:
Gathering revenue	$30,464,196	13,711,127	3,442,565
Compression revenue	1,047,447	459,430	146,900
Water revenue	10,973,235	—	—

Total revenue	42,484,878	14,170,557	3,589,465

Operating expenses:
Direct operating expense	3,675,944	1,782,562	638,354
Water expense, net of surcharges refunded	8,370,943	—	—
General and administrative expense	2,335,838	1,753,756	834,676
Depreciation, amortization, and accretion expense	6,046,649	3,346,551	1,391,602

Total operating expenses	20,429,374	6,882,869	2,864,632

Net income	$22,055,504	7,287,688	724,833

See accompanying notes to combined financial statements.

VISTA GATHERING ASSETS

Combined Statements of Net Investment

Years ended December 31, 2015, 2014 and 2013

Balance at December 31, 2012	$19,024,724
Net income	724,833
Contributions from owners	13,313,843

Balance at December 31, 2013	33,063,400
Net income	7,287,688
Contributions from owners, net	59,077,027

Balance at December 31, 2014	99,428,115
Net income	22,055,504
Distributions to owners, net	(3,891,504)

Balance at December 31, 2015	$117,592,115

See accompanying notes to combined financial statements.

VISTA GATHERING ASSETS

Combined Statements of Cash Flows

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Cash flows from operating activities:
Net income	$22,055,504	7,287,688	724,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion	6,046,649	3,346,551	1,391,602
Changes in operating assets and liabilities:
Accounts receivable – affiliates	(1,394,237)	(2,291,368)	(145,205)
Accounts payable	712,279	(1,711,214)	29,481
Accrued liabilities	1,800,582	349,758	290,113

Net cash provided by operating activities	29,220,777	6,981,415	2,290,824

Cash flows from investing activities:
Additions to gathering and compression systems	(25,661,327)	(66,058,442)	(15,604,667)
Additions to water investment	(565,884)	—	—
Water surcharge received	897,938	—	—

Net cash used in investing activities	(25,329,273)	(66,058,442)	(15,604,667

Cash flows from financing activity:
(Distributions to) contributions from owners, net	(3,891,504)	59,077,027	13,313,843

Net cash (used in) provided by financing activity	(3,891,504)	59,077,027	13,313,843

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents – beginning of year	—	—	—

Cash and cash equivalents – end of year	$—	—	—

Supplemental disclosures of selected noncash accounts:
Capital accrual	$3,149,670	7,917,826	177,570
Capitalized asset retirement obligations, net	—	(2,629)	206,352
Other non-cash property and equipment additions	—	—	1,696,856

See accompanying notes to combined financial statements.

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Nature of Operations and Basis of Presentation

On June 7, 2012, the initial Vista Gathering Assets (Vista Gathering, the Company, or us) were acquired by Vantage Energy, LLC (Vantage I) through a transaction with Tanglewood Exploration, LLC. In July 2012, Vantage I and Vantage Energy II, LLC (Vantage II), entities with common management, entered into an Acquisition and Joint Development Agreement, whereby Vantage II acquired a 100% membership interest in Vista Gathering, LLC, which owned a 50% undivided interest in Vista Gathering. Vantage I retained the remaining undivided 50% interest in Vista Gathering. Vista Gathering is engaged in the development and operations of a gas gathering system in Greene County, Pennsylvania, servicing wells operated by Vantage I and Vantage II. The gas gathering assets include pipelines, rights-of-way, compression and dehydration/separation facilities. Vista Gathering owns and operates the majority of its gas gathering assets. Vista Gathering owns a 38% nonoperated interest in the Appalachia Midstream Services, Rogersville system gas gathering joint venture. As of December 31, 2015 and 2014, Vantage I and Vantage II each own a 50% interest in Vista Gathering’s gas gathering assets.

On February 18, 2015, Vista Gathering entered into a 10-year Water System Expansion and Supply agreement with the Southwestern Pennsylvania Water Authority (SPWA). The purpose of the agreement was to fund and assist SPWA in constructing an expansion to its water supply system; grant Vista Gathering preferred rights to water volumes for use in its oil and gas operations; and create a repayment structure for Vista Gathering through a surcharge applicable to all oil and gas users, including Vantage I and Vantage II, from the system. The costs incurred by us were capitalized and are being amortized on a straightline basis over the life of the agreement. Payments to Vista Gathering from SPWA derived from surcharges paid to SPWA by third parties are applied as a recovery of capital investment for funds advanced to expand the system. Vista Gathering is granted preferred water use rights, subject to the surcharge, on the system capacity over and above the water needed to service SPWA’s volume obligations to its non-oil and gas customers.

The Vista Gathering financial statements represent all of the combined gas gathering assets owned by Vantage I and Vantage II reported at historical cost. Pursuant to a second amended and restated Gathering System Operating Agreement, dated August 2, 2012, between Vantage I and Vantage II, both companies pay for the gas gathering services of Vista Gathering on a fixed price per Mmbtu. Effective August 1, 2015, the company entered into a Water Services and Supply Agreement between Vantage I and Vantage II, under which both companies pay for water services on a fixed price per barrel.

Vista Gathering’s assets are secured by the first and second lien agreements of Vantage I and Vantage II.

These combined financial statements were prepared from the separate accounting records maintained by Vantage I and Vantage II and reflect the combined historical results of operations, financial position, and cash flows of the Vista Gathering assets as if such business had been combined for the periods presented. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had Vista Gathering been a standalone company during this period and, therefore, may not reflect its combined results of operations, financial position, and cash flows had it been a stand-alone company. Vista Gathering’s costs of doing business incurred by Vantage I and

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

Vantage II on behalf of Vista Gathering have been reflected in the accompanying combined financial statements. These costs include general and administrative expenses allocated by Vantage I and Vantage II to Vista Gathering including the following:

•	Business services, such as payroll, accounts payable, and facilities management

•	Corporate services, such as finance and accounting, legal, human resources, investor relations, and public and regulatory policy

•	Employee compensation

The allocation of the general and administrative expenses is further described in note 5.

Transactions between Vista Gathering and Vantage I and Vantage II have been identified in the combined financial statements as transactions between affiliates.

(b)	Use of Estimates

The preparation of these combined financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Items subject to estimates and assumptions include the useful lives of property and equipment, valuation of accrued liabilities, and obligations related to asset retirement costs, among others. By their nature, these estimates are subject to measurement uncertainty, and the effect on the combined financial statements of changes in such estimates in future periods could be significant. Although management believes these estimates are reasonable, actual amounts could differ from estimated amounts.

(c)	Cash and Cash Equivalents

Vista Gathering’s operations are funded by Vantage I and Vantage II and managed under their cash management program. The cash generated and used by the operations is transferred to the owners daily, and the owners fund the operating and investing activities as needed. Accordingly, the cash and cash equivalents held by the owners were not allocated for any period presented; and Vista Gathering does not have any bank accounts. See note 5 – Transactions with Affiliates. Net amounts funded by Vantage I and Vantage II are reflected as net contributions from owners on the accompanying statements of net investment and cash flows.

(d)	Gas Gathering Systems

Gas Gathering Systems primarily consists of gathering pipelines and compressor stations and are stated at historical cost less accumulated depreciation. Expenditures that extend the useful lives of assets are capitalized. Maintenance and repair costs are expensed as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in other income in the year in which the asset is disposed.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

Depreciation is computed over the asset’s 20 year estimated useful life using the straight-line method. Vista Gathering recognized approximately $6.0 million, $3.3 million and $1.4 million of depreciation expense on its gas gathering system asset for the years ended December 31, 2015, 2014 and 2013, respectively.

(e)	Water Investment

The Water System primarily consists of water mains, lines, storage tanks, and pump stations and is stated at historical cost less accumulated amortization and the applicable surcharge reduction. The assets that pertain to Vista Gathering and SPWA’s Water System Expansion project are funded by Vista Gathering and wholly owned by SPWA.

Amortization is computed over the 10-year term agreement using the straight-line method. For the year ended December 31, 2015, Vista Gathering recognized less than $0.1 million of amortization expense on its water investment. Funds advanced to expand the system were offset by surcharges of approximately $0.5 million for the year ended December 31, 2015. For the year ended December 31, 2015, Vista Gathering had received reimbursement of surcharges paid by Vista of approximately $0.4 million, which have been netted against water expense in the accompanying statement of income.

(f)	Impairment of Long-Lived Assets

Vista Gathering reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. Vista Gathering performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived asset and if the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to the asset’s fair value and an impairment loss is recorded against the long-lived asset. There have been no provisions for impairment recorded for the years ended December 31, 2015, 2014 and 2013.

(g)	Asset Retirement Obligations

Vista Gathering recognizes a liability based on the estimated future costs of retiring the gathering system assets. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depreciated as part of the gathering system. Revisions to estimated asset retirement obligations result in adjustment to the related capitalized asset and corresponding liability.

(h)	Revenue Recognition

Vista Gathering provides natural gas gathering and compression services under fee-based contracts based on throughput and pressure rates. The revenue Vista Gathering earns from these arrangements is directly related to the volumes of metered natural gas gathered, compressed, and delivered to natural gas compression sites or other transmission delivery points.

Vista Gathering also provides water supply and collection services which include the supply of water for injection and related collection, recycling, purifying a disposal of water after use under fee-based contracts. The Company recognizes water revenue upon delivery or collection of water under the applicable agreement with the respective customer.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

Vista Gathering records revenue when all of the following criteria are met: (1) Pervasive evidence of an arrangement exists, (2) services have been rendered, (3) the prices are fixed or determinable, and (4) collectibility is reasonably assured.

(i)	Litigation and Other Contingencies

From time to time, Vista Gathering is a party to litigation. Vista Gathering maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on Vista Gathering.

(j)	Income Taxes

Vista Gathering is a group of assets that are ultimately owned by two limited liability companies, Vantage I and Vantage II. Accordingly, no provision for income taxes has been recorded as the income, deductions, expenses, and credits of Vista Gathering are reported on the income tax return of Vantage I and Vantage II members. Vista Gathering accounts for uncertainty in income taxes in accordance with generally accepted accounting principles, which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the combined financial statements tax positions taken or expected to be taken on a tax return, including a decision on whether or not to file in a particular jurisdiction. Only tax positions that meet a more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed as of December 31, 2015 and 2014.

(k)	Net Investment

Net investment in the combined balance sheets represents accumulated net earnings and the historical net investment from, net of transactions with, and allocations from Vantage I and Vantage II.

(l)	New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

(2)	Balance Sheet Disclosures

Accounts payable and accrued liabilities consist of the following:

	December 31
	2015	2014
	(In thousands)
Accrued capital expenditures	$3,150	7,918
Accrued production expense payable	1,969	260
Accrued general and administrative expense	471	380
Accounts payable	727	15

	$6,317	8,573

(3)	Fair Value Measurements

The FASB Accounting Standards Codification Topic 820, Fair Value Measurement, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Vista Gathering’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority level (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

The carrying values on the combined balance sheets of accounts receivable – related party, accounts payable, accrued liabilities, and accrued capital expenditures approximate fair values due to their short maturities.

(a)	Non-Recurring Fair Value Measurements

Vista Gathering uses the income valuation technique to estimate the fair value of asset retirement obligations using estimated gross costs of reclamation in amounts of approximately $0.3 million, timing of expected future dismantlement costs is approximately 20 years, and a weighted average credit-adjusted risk-free rate. Accordingly, the fair value is based on unobservable pricing inputs and, therefore, is included within the Level 3 fair value hierarchy. During the years ended December 31, 2015 and 2014, Vista Gathering did not record any material liabilities for asset retirement obligations. See note 4 for additional information.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

(4)	Asset Retirement Obligations

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligations associated with the retirement of the gathering system.

	2015	2014
	(In thousands)
Asset retirement obligations at January 1,	$284	275
Liabilities incurred	—	—
Accretion	8	11
Revisions	—	(2)

Asset retirement obligations at December 31,	$292	284

(5)	Transactions with Affiliates

(a)	Gathering and Compression Revenues and Accounts Receivable

For the years ended December 31, 2015, 2014 and 2013, gathering and compression revenues earned from Vantage I and Vantage II were approximately $13.8 million, $14.8 million and $1.8 million, respectively, and approximately $8.3 million, $5.8 million and $1.8 million, respectively. Accounts receivable related to gas gathering and compression from Vantage I and Vantage II were approximately $2.0 million and $1.7 million, respectively, as of the year ended December 31, 2015 and approximately $1.1 million and $1.3 million, respectively, as of the year ended December 31, 2014.

(b)	Water Revenue

For the year ended December 31, 2015, water revenue earned from Vantage I and Vantage II was approximately $4.5 million and $6.5 million, respectively.

(c)	Non-Operated Joint Venture

During the fourth quarter of 2014, Vista Gathering acquired a 38% nonoperated interest in a gathering joint venture with Appalachia Midstream Services. Appalachia Midstream Services is also the operator of the joint venture. For the years ended December 31, 2015 and 2014, Vista Gathering’s share of revenue and expenses from the joint venture were approximately $2.2 million and $0.3 million, and $0.4 million and $0.1 million, respectively.

(d)	Allocation of General and Administrative Costs

The combined financial statements of Vista Gathering include general and administrative costs allocated by Vantage I and Vantage II. These costs are reimbursed and relate to: (i) various business services, including payroll processing, accounts payable processing, and facilities management; (ii) various corporate services, including legal, accounting, treasury, information technology, and human resources; and (iii) compensation. The employees supporting Vista Gathering’s operations are employees of Vantage I.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

For the years ended December 31, 2015, 2014 and 2013, general and administrative expenses allocated to Vista Gathering were approximately $0.8 million, $0.4 million and $0.1 million, respectively. These expenses were allocated based on Vista Gathering’s proportionate share of both the combined gross property and equipment and combined gross revenue of Vantage II. The remainder of the general and administrative expense consists of employee compensation expense.

(e)	Direct Operating Expenses

The financial statements of Vista Gathering include all direct charges for operations of its assets and general and administrative expenses incurred by Vantage I and Vantage II.

(6)	Commitments and Contingencies

Environmental Obligations

Vista Gathering is subject to federal, state, and local regulations regarding air and water quality, hazardous and solid waste disposal, and other environmental matters. Vista Gathering believes there are currently no such matters that will have a material adverse effect on our results of operations, cash flows, or financial position.

(7)	Liquidity

Vista Gathering does not hold cash in its name and does not report cash in its combined balance sheets. Any cash shortfalls for the year are reported as contributions from the owners, Vantage I and Vantage II (the Owners), and any excess cash is reported as a distribution to owners. Accordingly, Vista is dependent upon the cash available from the Owners to support its operations. Additionally, the Vista Gather Assets are held as collateral on both the Revolving Credit Facilities and Second Lien Term Loans held at each Vantage I and Vantage II.

The Revolving Credit Faculties held by the Owners mature on January 1, 2017. The Owners expect to renegotiate these agreements prior to such maturity.

In the event that some deficiency exists between the terms of the new facilities and the current facilities, the Owners has combined available undrawn capacity under their existing borrowing bases of $22 million, following the execution of amended debt agreements on May 10, 2016, and available undrawn capacity under its equity commitments of $153 million to address such a deficiency. In addition, the Owners expect that they will be able to secure incremental equity commitments or other sources of capital, if necessary, from their current equity investors or other investors to address any shortfall. The Owners’ current equity investors continue to be supportive of the Owners’ long-term growth and financing strategy.

While the Owners anticipate engaging in active dialogue with our creditors, at this time we are unable to predict the outcome of such discussions or whether any such efforts to raise additional equity will be successful.

(Continued)

VISTA GATHERING ASSETS

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

(8)	Subsequent Events

Vantage I and Vantage II have evaluated subsequent events that occurred after December 31, 2015 through the audit report date, May 10, 2016. Any material subsequent events that impacted Vista Gathering and occurred during this time have been properly recognized or disclosed in these combined financial statements or the notes to the combined financial statements.